FOR RELEASE
3:00 p.m., C.S.T
December 11, 2006

Rochester Medical Announces Agreements With Hollister Incorporated

Stewartville, MN December 11, 2006

Rochester Medical Corporation (NASADQ: ROCM) today announced that it has signed a new Private Label Agreement for supply of Male External Catheters (MECs) to Hollister Incorporated and also announced that the parties have amended their 2003 OEM/Private Label Agreement.

The MEC Agreement has a five year term commencing on January 1, 2007. Under the Agreement Rochester Medical will continue to supply Hollister with its requirements of non-latex Male External Catheters for sale under the Hollister brand worldwide, excluding the United Kingdom.

Under the amended 2003 OEM/Private Label Agreement Rochester Medical will continue to supply Hollister with Hydrophilic Intermittent catheters which will be sold under Hollister’s brand. The amended agreement has a two year term.

The two companies have also agreed to terminate the Common Interest and Defense Agreement which they entered into in September, 2004 for the defense of Rochester Medical’s Hydrophilic Intermittent catheter technology with respect to the patent infringement action in the United Kingdom between Coloplast A/S and Hollister. Hollister and Rochester Medical have agreed to release each other from any claims under the Common Interest and Defense Agreement. In particular, Rochester Medical will not be required to pay any additional legal fees under the terminated Agreement.

Commenting on the announcement, Rochester Medical CEO and President Anthony J. Conway said, “I am very pleased to make this announcement. Hollister has been an excellent customer of Rochester Medical since 1994, and we look forward to a continued strong relationship.”

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications worldwide. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

Hollister Incorporated is an independently owned global company that develops, manufactures, and markets healthcare products in over 90 countries.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.